Exhibit 10.1

SRAX, Inc.

2629 Townsgate Road #214

Westlake Village, CA

March 14, 2023

Alan Urban

4411 Westchester Dr.

Woodland Hills, CA 91364

EMPLOYMENT OFFER LETTER

Dear Alan,

SRAX, Inc. (the “Company”) is pleased to offer you formal employment for the position of Chief Financial Officer beginning on March 14, 2023. Until an executive employment agreement is finalized, this offer letter, once fully executed by both parties, will constitute an agreement between you and the Company.

The material terms and conditions of our offer of employment are presented below:

1. Employment. The Company hereby offers you, and you hereby accept, employment with the Company beginning on March 14, 2023 (the “Effective Date”), until such time as either you or the Company chooses to terminate the employment (the “Term”). Your employment relationship will be employment at-will, terminable by either you or the Company with or without cause.

2. Capacity and Performance.

(a) Commencing on the Effective Date, you will employed by the Company as its Chief Financial Officer. You will report to the Chief Executive Officer and perform such duties and responsibilities as may be prescribed from time to time.

(b) During the Term, you will be employed by the Company on a full-time basis and will devote your full business time and best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company. You may accept directorships unrelated to the Company that do not give rise to any conflicts of interest with the Company or its affiliates, or otherwise interfere or deter you from performing your duties hereunder.

3. Compensation and Benefits. As compensation for services performed as Chief Financial Officer pursuant to this offer letter:

(a) Base Salary. The Company will pay you a base salary at the rate of Three Hundred Thousand Dollars ($300,000.00) per annum, payable in accordance with the payroll practices of the Company (the “Base Salary”). The Base Salary will be reviewed at least annually by the board of directors of the Company (the “Board”), and the Board may, but will not be required, to increase the Base Salary from time to time. However, the Base Salary will not be decreased during the Term other than as part of an across-the-board salary reduction in the same manner for all senior executives.

(b) Annual Bonus Compensation. With respect to each full fiscal year of the Company occurring during Term (or pro-rated for the Company’s 2023 fiscal year), you will be eligible to earn an annual target bonus of One Hundred Fifty Thousand Dollars ($150,000) (the “Annual Bonus”); provided, however, that the decision to provide any Annual Bonus will be in the sole and absolute discretion of the Compensation Committee of the Board. The Annual Bonus will be paid in quarterly installments at the end of each calendar quarter (March 31, June 30, September 30 and December 31).

(c) Equity Participation. You will receive a stock option to purchase up to 300,000 shares of the Company’s common stock pursuant to the terms of the Company’s 2016 Equity Compensation Plan. Such stock option will have an exercise price equal to the closing price of the Company’s common stock on the date of grant, and will vest as follows: (i) 40% to vest upon completion during the Term of the Company’s delinquent reports with the U.S. Securities and Exchange Commission for the quarters ended June 30, 2022 and September 30, 2022, and for the year ended December 31, 2022 (collectively, the “Delinquent Reports”), and (ii) the remaining 60% to vest in equal quarterly installments over the following two year period, subject to the completion of the Delinquent Reports. Such stock option will fully vest in connection with a Change in Control. As used herein, “Change in Control” shall mean the occurrence of any of the following after the Effective Date: (i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control will not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock; (ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock; or (iii) the sale of all or substantially all of the Company’s assets. Notwithstanding the foregoing, a Change in Control will not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

(d) Other Benefits. During the Term, you will be entitled to participate in all health and welfare plans and retirement plans made available from time to time to other executives of the Company.

(e) Vacation Days. You will be entitled to twenty (20) vacation days per calendar year. You are encouraged to take vacation in the calendar year it is earned, at such times and intervals as you determine, subject to the reasonable business needs of the Company.

4. Termination of Employment and Severance Benefits. You and the Company will each have the right to terminate your employment at any time, with or without cause. You will be entitled to an amount equal to six (6) months of your then current Base Salary if your employment hereunder is terminated by the Company for any reason other than for Cause. As used herein, “Cause” shall mean: (i) willful failure to properly carry out your duties and responsibilities or to adhere to the policies of the Company after written notice by the Company of the failure to do so, and such failure remaining uncorrected following an opportunity for you to correct the failure within ten (10) days of the receipt of such notice, (ii) theft, fraud, embezzlement or misappropriation, or the gross negligence or willful misconduct, involving the property, business or affairs of the Company, or in the carrying out of your duties, (iii) conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving fraud, dishonesty, theft or violence, (iv) willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates, (v) willful failure to comply with any valid and legal directive of the Board, (vi) willful unauthorized disclosure of Confidential Information (as defined below) or (vii) conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

5. Confidential Information. You hereby acknowledge that the Company continually develops confidential information, which may include any and all information, documents, data and materials whether written, oral and which is provided or otherwise disclosed to you, concerning the business, operations, finances, assets and plans of the Company, and/or information on any of the Company’s technologies, know-how, patents, agreements with business partners, market and company-specific data, graphs, drawing, past, current, and planned research and development, current and planned manufacturing, marketing and /or distribution methods and processes, customer lists, price lists and other end-user pricing related information, settlement rates, manufacturing charges, market studies, computer software and programs, database technologies, systems, structures and architectures, plant plans, business plans, financial projections and budgets, manufacturing and sales details, capital spending budgets and plans, current or prospective financing sources irrespective of the form of the communication (“Confidential Information”). You hereby further acknowledge that you may develop and learn of Confidential Information during the course of employment. You will comply with the policies and procedures of the Company for protecting Confidential Information and will not disclose to any Person or use, other than as required by applicable law or for the proper performance of your duties and responsibilities to the Company, any Confidential Information obtained by you incident to your employment or other association with the Company.

6. Amendment. This offer letter may be amended or modified only by a written instrument signed by you and by an expressly authorized representative of the Company.

7. Governing Law. This offer letter will be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, will include both the statutory and common law of California, except to the extent preempted by federal law.

8. Severability. Should any provision of this offer letter be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement will be held as unenforceable and thus stricken, such holding will not affect the validity of the remainder of this offer, the balance of which will continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this offer letter.

9. Survival. The respective rights and obligations of the parties hereto will survive expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

10. Counterparts. This offer letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page follows]

To indicate your acceptance of the employment terms set forth above, please sign and date this offer letter in the space provided below and return a copy to me. Please do not hesitate to contact me if you have any questions.

Very truly yours,

SRAX, INC.

By:	/s/ Christopher Miglino
Name:	Christopher Miglino
Title:	Chief Executive Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by SRAX, Inc.
on the terms described in this offer letter.

/s/ Alan Urban
Alan Urban